Registration No. 333-38061

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Post-Effective Amendment No. 2
to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Gas Natural Inc.
(Exact name of Registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	27-3003768 (I.R.S. Employer Identification Number)

1 First Avenue South
Great Falls, Montana 59401
(406) 791-7500
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
Gas Natural Inc.
Dividend Reinvestment Plan
(Full title of the plan)

Kevin J. Degenstein	With copies to:
President and Chief Operating Officer Gas Natural Inc. 1 First Avenue South Great Falls, Montana 59401 (406) 791-7500	Christopher J. Hubbert, Esq. Kohrman Jackson & Krantz P.L.L. 1375 East Ninth Street, 20th Floor Cleveland, Ohio 44114 (216) 696-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☑
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with divided or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

EXPLANATORY NOTE
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3
Gas Natural Inc. (“Gas Natural,” “we” or “us”), an Ohio corporation, files this Post-Effective Amendment to the Registration Statement on Form S-3 (this “Amendment”) as the successor registrant to Energy, Inc. (“Predecessor”), a Montana corporation, in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is a result of Predecessor changing its state of incorporation from Montana to Ohio.
On June 30, 2010, at the annual meeting of the shareholders of Predecessor, the shareholders approved the reincorporation of Predecessor under the laws of the State of Ohio. The reincorporation was accomplished by merging Predecessor with and into its wholly-owned Ohio subsidiary, Gas Natural, with Gas Natural being the surviving corporation (the “Reincorporation”), pursuant to an Agreement and Plan of Merger dated July 6, 2010 by and between Predecessor and Gas Natural (the “Merger Agreement”). On July 9, 2010, a Certificate of Merger was filed with the Ohio Secretary of State and Articles of Merger were filed with the Montana Secretary of State, each effectuating the Reincorporation as of July 9, 2010.
In accordance with the terms of the Merger Agreement, each outstanding share of Predecessor’s common stock, par value $0.15 per share, was converted into one share of our common stock, par value $0.15 per share. As a result of the Reincorporation, each shareholder of Predecessor became a holder of our stock, evidencing the same proportional interests in us and having the same designations, preferences and qualifications and substantially the same rights, powers limitations and restrictions as those securities that such shareholder held in Predecessor. Shares of our common stock trade on the NYSE Amex Equities stock exchange under the trading symbol “EGAS.” The Reincorporation did not result in any change in our business or our assets, liabilities or net worth.
In addition, as part of the Reincorporation, we assumed all of Predecessor’s obligations under the Dividend Reinvestment Plan (the “DRIP”), and each right to receive Predecessor common stock under the DRIP will convert into right to receive the same number of shares of our common stock, with the same rights and conditions as the corresponding rights to receive Predecessor common stock under the DRIP prior to the Reincorporation.
This Post-Effective Amendment to Form S-3 pertains to the adoption by us of Registration Statement No. 333-38061, covering 100,000 shares of common stock (Dividend Reinvestment Plan). This is Amendment No. 2 to the Registration Statement.
In accordance with Rule 414 under the Securities Act, we, as the successor registrant to Predecessor, hereby expressly adopt the Registration Statement as our own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing the original Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 12. Incorporation of Documents by Reference.
     The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Predecessor are hereby incorporated by reference in this Registration Statement:
(a)	our Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the Commission on March 31, 2010;

(b)	our Predecessor’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 as filed with the Commission on May 14, 2010, as well as our Predecessor’s Current Reports on Form 8-K as filed with the Commission on July 2, 2010, May 17, 2010, April 12, 2010, April 6, 2010, February 24, 2010 and January 11, 2010; and

(c)	the description of our capital stock contained in Registration Statement 333-167859 on Form S-1 as filed with the Commission on June 29, 2010, as it may be amended by any amendment or report filed subsequent to the date of this Registration Statement for the purpose of updating such description.
     In addition, all documents filed subsequent to the date of this Registration Statement by the undersigned Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment hereto which either indicates that all shares of common stock offered hereby have been sold or deregisters any shares of such common stock then remaining, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from their respective dates of filing.
     Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 13. Disclosure of Commission Position on Indemnification for Securities Act Liabilities.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 15. Indemnification of Directors and Officers.
     Our articles of incorporation require us to indemnify our directors and officers to the greatest extent permitted by law, including advancement of funds reasonably required to defend actions against our directors and officers. Our articles require us to indemnify directors and officers whether or not they continue to hold office at the time they incur expenses or discharge liability.
     Section 1701.13 of the Ohio General Corporation Law (the “OGCL”) provides circumstances in which it is permissible for Ohio corporations to indemnify their directors and officers. Because our articles require us to indemnify directors and officers to the maximum extent permissible under the law, we must provide indemnification if those circumstances exist. Those circumstances are as follows. First, directors and officers must have met a standard of conduct requiring that they acted:
•	in good faith,

•	with reasonable belief that their conduct was in our best interests (or when not acting in an official capacity, at least not opposed to our best interests), and

•	if the proceeding is criminal in nature, without reasonable cause to believe their conduct was unlawful.
     However, Section 1701.13 provides limits and prohibitions on indemnification in derivative actions and other actions brought by or in the right of the corporation:
•	limited to reasonable expenses incurred (as opposed to damages owed by the director or officer for liability),

•	prohibited if the director or officer was adjudged liable to us (unless the court determines, in view of all the circumstances, that the person is fairly and reasonably entitled to indemnity), and

•	prohibited with respect to directors if the only liability asserted against the director is for loans or dividends or distributions that are contrary to law or the articles of incorporation.
     Finally, our determination that indemnification is proper under these requirements must be made by a majority vote of a quorum of directors who are not party to the proceeding (or a committee of directors if a quorum cannot be obtained), special legal counsel or a shareholder vote (in which case shares held by the director in question may not be voted).
     Also, Ohio law and our articles require us to advance reasonable expenses incurred by directors and officers who are parties to proceedings if certain conditions are met. First, the director or officer must furnish to us a written affirmation that he or she believes, in good faith, that he or she met the required standard of conduct and if ultimately found not to have met the standard of conduct will repay the advancement. Second, we must determine (with the facts then known) that indemnification would not be precluded because of a failure to meet the standard of conduct required for indemnification and that indemnification is not otherwise precluded under the OGCL. The OGCL precludes indemnification of a director where the only allegations against the director are for loans or dividends or distributions that are contrary to law or the articles of incorporation. Third, our articles do not require that we advance expenses to an officer in a proceeding by the Company on its own behalf. (Additionally, our determination to advance expenses must be made in the same manner as our determination that indemnification is permissible; that is, it must be made by a quorum of disinterested directors, special legal counsel or shareholders.)
     The OGCL also provides circumstances in which it is mandatory that we indemnify our directors and officers for reasonable expenses incurred in connection with a proceeding regardless of any contrary provision of our articles or other governing documents. Where directors or officers are wholly successful on the merits or otherwise, indemnification for reasonable expenses incurred is required.
Item 16. Exhibits.
See the Exhibit Index at the end of this Post-Effective Amendment No. 2 to this Registration Statement.
Item 17. Undertakings.
(a)	The Registrant hereby undertakes:
(1)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Great Falls, State of Montana, on July 16, 2010.

Gas Natural Inc.
By:	/s/ Kevin J. Degenstein
Kevin J. Degenstein
President and Chief Operating Officer

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard M. Osborne Richard M. Osborne	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2010

/s/ Thomas J. Smith Thomas J. Smith	Vice President and Chief Financial Officer and Director (Principal Accounting Officer and Principal Financial Officer)	July 16, 2010

/s/ W.E. Argo W.E. Argo	Director	July 16, 2010

/s/ Gregory D. Osborne Gregory D. Osborne	Director	July 16, 2010

/s/ James R. Smail James R. Smail	Director	July 16, 2010

EXHIBIT INDEX

2.1
Agreement and Plan of Merger, dated July 6, 2010, by and between Energy, Inc. and Gas Natural Inc. Exhibit 2.8 to Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 14, 2010 is incorporated herein by reference.

5.1
Opinion of Dorsey & Whitney LLP (regarding validity of securities). Exhibit 5 to the Registration Statement on Form S-3D, filed with the Securities and Exchange Commission on October 16, 1997 (No. 333-43350) is incorporated herein by reference.

23.1
Consent of Hein & Associates LLP. Exhibit 23.1 to the Registrant’s Form 10-K Exhibit 23.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission on March 31, 2010 is incorporated herein by reference.

23.2
Consent of Dorsey & Whitney LLC included in Exhibit 5 to the Registration Statement on Form S-3D, filed with the Securities and Exchange Commission on October 16, 1997 (No. 333-43350) and incorporated herein by reference.